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                                                                     EXHIBIT 3.4
                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                 PROXYMED, INC.


      Pursuant to provisions of Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, ProxyMed, Inc., a corporation organized and existing under the laws of the State of Florida (the "Company"), does hereby adopt the following articles of amendment to its Articles of Incorporation adopted by unanimous consent by the Board of Directors at the Company's regularly scheduled Board of Directors Meeting of May 22, 2002. Shareholder approval is not required.

                                    ARTICLE 7

      Article 7 of the Company's Restated Articles of Incorporation establishing the indemnification of its directors is hereby amended as follows:

      1. Article 7, Indemnification, is hereby deleted in its entirety and replaced with the following:

      "Section 607.0850(1) of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person, who was or is a party to any proceeding (other than an action by a corporation, or in the right of such a corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including an appeal thereof, but only if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful.

      "Additionally, Section 607.0850(2) of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person, who in an action by, or in the right of such, corporation to procure a judgment in its favor by reason of the fact that such a person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding, including any appeal thereof. The




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foregoing applies only if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

      "To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation will indemnify such person against expenses, including counsel (including those for appeal) fees actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section
607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of the corporation or any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

      "Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue."

      IN WITNESS WHEREOF, ProxyMed, Inc. has caused these Articles of Amendment to be signed on behalf of the Company, on this 22nd day of May 2002.

                                        PROXYMED, INC.



                                        By:    /s/ RAFAEL G. RODRIGUEZ
                                               -------------------------------
                                        Name:  Rafael G. Rodriguez
                                        Title: VP, In-House Counsel & Secretary